Exhibit 21
            Subsidiaries of Registrant listing state of incorporation


        Name                                        State of Incorporation

Medical Resources Management, Inc.                   Nevada

Physiologic Reps, Inc.                               California

Pulse Medical Products, Inc.                         Idaho

Medical Resources Management Financial, Inc.         California